Exhibit 10.27

Global eXchange Services
Where Technology Meets Experience

100 Edison Park Dr., Gaithersburg, MD 20878
PH 301.340.4000 • www.gxs.com

January 16, 2004

Mr. Venkat Mohan
3844 Cottonwood Drive
Danville, CA 94506

Dear Venkat:

This letter will confirm our agreement regarding compensation for your participation on the Boards of Directors of GXS Holdings, Inc. and GXS Corporation.

As you know, the Boards of both companies meet together as a group, at least quarterly, with meetings typically held for a full day at the Company’s headquarters in Gaithersburg, MD. In addition, the Boards or their Committees may hold special meetings at other times during the year, either in person or telephonically, and they act by written consent.

As compensation for your services, you will receive $5,000.00 for each board meeting you attend. You will also receive $1,000 for each committee meeting you attend, $2,500 for each additional half-day of time that you spend on GXS business matters, as well as reimbursement for reasonable expenses incurred when we request your attendance on GXS matters away from the Washington, D.C. metropolitan area. Meeting fees are paid whether the meeting is held in person or by telephone. In addition, you will be granted 50,000 non-qualified stock options. The terms and conditions of the grant are set forth in the attached option agreement.

This arrangement concerning compensation for your participation on our boards shall be retroactive to October 2002. Since that time, you have attended 8 board meetings in person and 4 audit committee meetings by teleconference; accordingly, the Company will pay you $44,000 for your past participation.

If this letter accurately confirms our agreement please sign in the space provided below and return this letter to Bruce Hunter

Sincerely,

/s/ Gary Greenfield
Gary Greenfield
Prelident and CEO

Accepted this 27th day of January 2004

/s/ Venkat Mohan

Venkat Mohan

Attachment

cc:   Bruce Hunter